Exhibit (d)

JOHN HANCOCK INVESTMENT TRUST

AMENDED AND RESTATED ADVISORY AGREEMENT

Amended and Restated Advisory Agreement dated June 30, 2020, between John Hancock Investment Trust, a Massachusetts business trust (the “Trust”), and John Hancock Investment Management LLC, a Delaware limited liability company (“JHIM” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF ADVISER

The Trust hereby appoints JHIM, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, as the investment adviser for each of the funds of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Trust from time to time (the “Funds”). The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.

2.	DUTIES OF THE ADVISER

a.	Subject to the general supervision of the Trustees of the Trust and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with investment subadvisers (“Subadvisers”) to manage the investments and determine the composition of the assets of the Funds; provided, that any contract with a Subadviser (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (the “1940 Act”), except for such exemptions therefrom as may be granted to the Trust or the Adviser. Subject always to the direction and control of the Trustees of the Trust, the Adviser will monitor each Subadviser’s management of the Fund’s investment operations in accordance with the investment objectives and related investment policies, as set forth in the Trust’s registration statement with the Securities and Exchange Commission, of any Fund or Funds under the management of such Subadviser, and review and report to the Trustees of the Trust on the performance of such Subadviser.

b.	The Adviser shall furnish to the Trust the following:

i.	Office and Other Facilities. - The Adviser shall furnish to the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment.

ii.	Trustees and Officers. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Trust without remuneration from or other cost to the Trust.

iii.	Investment Personnel. - The Adviser shall furnish to the Trust any personnel necessary for the oversight and/or conduct of the investment operations of the Trust. For the elimination of doubt, however, the Adviser shall not be obligated to furnish to the Trust pursuant to this Agreement personnel for the performance of functions: (a) related to and to be performed under any other separate contract from time-to-time in effect between the Trust and the Adviser or another party for legal, accounting, administrative and other any other non-investment related services; (b) related to and to be performed under the Trust contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services; or (c) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

iv.	Reports to Trust. - The Adviser shall furnish to, or place at the disposal of, the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.

c.	In addition to negotiating and contracting with Subadvisers as set forth in section (2)(a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay the compensation of the President and Trustees of the Trust who are also directors, officers or employees of the Adviser or its affiliates.

d.	With respect to any one or more of the Funds named in Appendix A, the Adviser may elect to manage the investments and determine the composition of the assets of the Funds, subject to the approval of the Trustees of the Trust. In the event of such election, the Adviser, subject always to the direction and control of the Trustees of the Trust, will manage the investments and determine the composition of the assets of the Funds in accordance with the Trust’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Funds, the Adviser:

i.	will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Funds or are under consideration for inclusion in the Funds;
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ii.	will formulate and implement a continuous investment program for each Fund consistent with the investment objectives and related investment policies for each such Fund as described in the Trust’s registration statement, as amended;

iii.	will take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	will regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;

v.	will provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Funds for which market quotations are not readily available;

vi.	will furnish, at its expense: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds (excluding any such services that are the subject of a separate agreement as may from time to time be in effect between the Trust and the Adviser or another party);

vii.	will select brokers and dealers to effect all transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Funds in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.	to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients;
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ix.	will maintain all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder; and

x.	will vote all proxies received in connection with securities held by the Funds.

3.	EXPENSES ASSUMED BY THE TRUST

The Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Trust shall pay or arrange for the payment of the following:

a.	Edgarization, Printing and Mailing. - Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Trust, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Trust or regulatory authorities and (iii) all tax returns;

b.	Compensation of Officers and Trustees. - Compensation of the officers and Trustees of the Trust (other than persons serving as President or Trustee of the Trust who are also directors, officers or employees of the Adviser or its affiliates);

c.	Registration and Filing Fees. - Registration, filing, blue-sky and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Trust under the 1940 Act and the registration of the Trust’s shares under the Securities Act of 1933, as amended;

d.	Custodial Services. - The charges and expenses of the custodian appointed by the Trust for custodial services;

e.	Accounting Fees. - The charges and expenses of the independent accountants retained by the Trust;

f.	Legal, Accounting and Administrative Services. - The charges and expenses of the Adviser or any other party pursuant to any separate contract with the Trust from time to time in effect with respect to the provision of legal services (including registering and qualifying the Trust’s shares with regulatory authorities), as well as accounting, administrative and any other non-investment related services;

g.	Transfer, Bookkeeping and Dividend Disbursing Agents. - The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;
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h.	Commissions. - Broker’s commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

i.	Taxes. - Taxes and corporate fees payable by the Trust to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

j.	Stock Certificates. - The cost of stock certificates, if any, representing shares of the Trust;

k.	Membership Dues. - Association membership dues, as explicitly approved by the Trustees;

l.	Insurance Premiums. - Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

m.	Shareholders and Trustees Meetings. - Expenses of shareholders and Trustees meetings;

n.	Pricing. - Pricing of the Trust Funds and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Trust portfolio investments;

o.	Interest. - Interest on borrowings;

p.	Communication Equipment. - All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust; and

q.	Nonrecurring and Extraordinary Expense. - Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.

4.	COMPENSATION OF ADVISER

Subject to the provisions of section 2(d) of this Agreement, the Adviser shall be entitled to a fee with respect to each Fund, accrued and paid daily, at such annual percentage rates, as specified in Appendix A to this Agreement, of the average daily net asset value of the Fund.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

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6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.	CONFLICTS OF INTEREST

It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or the organizational documents of the Adviser or by specific provision of applicable law.

8.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of (i) its execution and (ii) the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Funds. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the Funds of the Trust.

Following the effectiveness of the Agreement with respect to any Fund, if the Agreement terminates with respect to such Fund because the shareholders of such Fund fail to provide any requisite approval under the 1940 Act for the continued effectiveness of the Agreement, the Adviser will continue to act as investment adviser with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of such Fund

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during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Fund or the amount it would have received under the Agreement in respect of such Fund, whichever is less; provided further, for the elimination of doubt, the failure of shareholders of any Fund to approve a proposed amendment to the Agreement is not a termination of the Agreement with respect to such Fund and, in such event, the Agreement shall continue with respect to such Fund as previously in force and effect.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the 1940 Act).

10.	PROVISION OF CERTAIN INFORMATION BY ADVISER.

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following:

a.	the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	the chief executive officer or managing member of the Adviser or the portfolio manager of any Fund changes.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Trust.

12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

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13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the 1940 Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17.	NAME OF THE TRUST AND FUNDS

The Trust, on behalf of itself and with respect to any Fund, may use the name “John Hancock” or any name or names derived from or similar to the names “John Hancock Investment Management LLC” or “John Hancock Life Insurance Company (U.S.A.),” a Michigan domiciled insurance company, only for so long as this Agreement remains in effect as to the Trust or the particular Fund. At such time as this Agreement shall no longer be in effect as to the Trust or a particular Fund, the Trust or the particular Fund, as the case may be, will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Trust or the particular Fund is advised by or otherwise connected with the Adviser. The Trust acknowledges that it has adopted the name John Hancock Investment Trust through permission of John Hancock Life Insurance Company (U.S.A.), and agrees that John Hancock Life Insurance Company (U.S.A.) reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “John Hancock” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which John Hancock Life Insurance Company (U.S.A.) or any subsidiary or affiliate thereof shall be the investment adviser.

18.	LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST

The Amended and Restated Declaration of Trust establishing the Trust, dated January 22, 2016, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office

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of the Secretary of The Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

19.	LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of a Fund.

20.	INDEMNIFICATION

a.	To the fullest extent permitted by applicable law, the Trust shall, on behalf of each Fund, indemnify the Adviser, its affiliates and the officers, directors, employees and agents of the Adviser and its affiliates (each an “indemnitee”) against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the indemnitee in the performance of the obligations and duties of the indemnitee’s office. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Trust or a Fund may have under those laws. An indemnitee will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust’s prior written consent. Any amounts payable by the Trust under this section shall be satisfied only against the assets of the particular Fund(s) involved in the claim, demand, action or suit and not against the assets of any other Fund(s) of the Trust.

b.	Any indemnification or advancement of expenses made in accordance with this section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to a Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

c.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this section shall affect the power of a Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.
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21.	EXECUTION

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT TRUST
By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer
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APPENDIX A

Advisory Fee Schedules

The Adviser shall serve as investment adviser for each Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Fund at an annual rate as set forth in the chart below (the “Adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. This term also includes as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the Adviser also serves as the adviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Adviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee based on Aggregate Net Assets for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1

Funds and Annual Percentage Rates of Average Daily Net Assets

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $500 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Over $1.5 Billion of Aggregate Net Assets
John Hancock Alternative Risk Premia Fund	N/A	1.000%	0.950%	0.900%	0.900%*

* When Aggregate Net Assets exceed $1.5 billion on any day, the annual rate of advisory fee for that day is 0.900% on all assets.

Fund	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $2 Billion of Average Daily Net Assets	Excess Over $2 Billion of Average Daily Net Assets
John Hancock Balanced Fund	N/A	0.600%	0.550%

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $300 Million of Aggregate Net Assets	Equal to or Exceed $300 Million to $2.5 Billion of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Excess over $3 Billion of Aggregate Net Assets
John Hancock Disciplined Value International Fund	John Hancock Global Disciplined Value (ex-U.S.) Fund (a sub-fund of John Hancock Worldwide Investors, PLC); International Value Fund (JHF II); International Value Trust (JHVIT)	0.825%	0.775%[1]	0.750%	0.725%

1 When aggregate Net Assets are equal to or exceed $300 million, the advisory fee is 0.775% on all net asset levels up to $2.5 billion.

A-2

Portfolio	First $1 Billion of Average Daily Net Assets	Average Daily Net Assets above $1 Billion
John Hancock Diversified Macro Fund	1.20%	1.15%

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $500 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Excess Over $1 Billion of Aggregate Net Assets	Excess Over $2 Billion of Aggregate Net Assets
John Hancock Diversified Real Assets Fund	N/A	1.050%	1.000%	0.950%*	0.900%**

*If aggregate net assets exceed $1 billion, but are less than or equal to $2 billion, the rate applies retroactively to all assets.

**If aggregate net assets exceed $2 billion, the rate applies retroactively to all assets.

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $500 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Excess Over $1 Billion of Aggregate Net Assets	Excess Over $2 Billion of Aggregate Net Assets
John Hancock Emerging Markets Equity Fund	N/A	1.050%	1.000%	0.950%*	0.900%**

*If aggregate net assets exceed $1 billion, but are less than or equal to $2 billion, the rate applies retroactively to all assets.

**If aggregate net assets exceed $2 billion, the rate applies retroactively to all assets.

A-3

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Next $250 Million of Aggregate Net Assets	Excess Over $500 Million of Aggregate Net Assets	Excess Over $1 billion of Aggregate Net Assets
John Hancock ESG All Cap Core Fund	N/A	0.750%	0.725%	0.700%	0.700%*

*When Aggregate Net Assets exceed $1 billion, the fee is 0.700% on all asset levels.

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Excess Over $750 Million of Aggregate Net Assets
John Hancock ESG International Equity Fund	N/A	0.850%	0.800%	0.750%

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Next $250 Million of Aggregate Net Assets	Excess Over $500 Million of Aggregate Net Assets	Excess Over $1 billion of Aggregate Net Assets
John Hancock ESG Large Cap Core Fund	N/A	0.750%	0.725%	0.700%	0.700%*

*When Aggregate Net Assets exceed $1 billion, the fee is 0.700% on all asset levels.

A-4

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Next $250 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Next $1 Billion of Aggregate Net Assets	Excess over $2 Billion of Aggregate Net Assets
John Hancock Global Thematic Opportunities Fund	*	0.840%	0.815%	0.790%	0.750%#	0.730%##

#When Aggregate Net Assets exceed $1 Billion but are less than or equal to $2 Billion on any day, the annual rate of advisory fee for that day is 0.750% on all assets.

##When Aggregate Net Assets exceed $2 Billion on any day, the annual rate of advisory fee for that day is 0.730% on all assets.

*Aggregate Net Assets include the net assets of the following funds in addition to the net assets of the John Hancock Global Thematic Opportunities Fund:

Manulife Global Thematic Opportunities Fund, a Canadian mutual fund trust governed by National Instrument 81-102 - Investment Funds (the “Canadian Fund”)

Manulife Global Thematic Opportunities Class, a class of mutual fund shares of Manulife Investment Exchange Funds Corp. governed by NI 81-102 (the “Canadian Class”)^

^Excluding assets of the Canadian Class invested in the Canadian Fund

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Excess Over $250 Million of Aggregate Net Assets
John Hancock Infrastructure Fund (formerly Enduring Assets Fund)	The portion of the net assets of John Hancock Diversified Real Assets Fund in the Enduring Assets (Infrastructure) Sleeve	0.800%	0.750%

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Portfolio	First $1 Billion of Aggregate Net Assets	All Aggregate Net Assets above $1 Billion
John Hancock International Dynamic Growth Fund	N/A	0.81%	0.75%*

*When Aggregate Net Assets exceed $1 billion on any day, the annual rate of advisory fee for that day is 0.75% on all assets.

A-5

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $250 Million of Aggregate Net Assets	Excess Over $250 Million of Aggregate Net Assets
John Hancock Seaport Long/Short Fund	N/A	1.500%	1.450%

Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	First $300 Million of Aggregate Net Assets	Next $300 Million of Aggregate Net Assets	Next $300 Million of Aggregate Net Assets	Excess Over $900 Million of Aggregate Net Assets
John Hancock Small Cap Core Fund	N/A	0.870%	0.830%	0.815%	0.800%
A-6